GROUP IRA ANNUITY CONTRACT

o       Purchase payments are payable in a single sum.
o       Annuity payments begin on the settlement date.
o       This contract is nonparticipating.  Dividends are not payable.

Contract Holder:       Bank of New England - Old Colony, N.A., Trustee
Contract Number:       30372C-GP1
Contract Date:         November 23, 1990

IDS Life Insurance Company, herein called the Company, will pay the benefits provided by this contract in accordance with and subject to all provisions of this contract.

We  issue  this   contract  in   consideration   of  the   application   of  the
contractholder.

THE GROUP ANNUITY CONTRACT CONTAINS A MARKET VALUE
ADJUSTMENT FORMULA WHICH MAY RESULT IN BOTH UPWARD AND
DOWNWARD ADJUSTMENTS IN CASH SURRENDER BENEFITS.  Surrenders are

available without market value adjustment on the last day of each certificate guarantee period.

Signed for and issued by IDS Life Insurance Company, Minneapolis, Minnesota, as of the contract date shown above.

President:

/s/ James A. Mitchell
    James A. Mitchell

Secretary:

/s/ William A. Stoltzmann
    William A. Stoltzmann

30372C

                                    CONTRACT DATA

GROUP CONTRACTHOLDER:              Bank of New England -    GROUP
                                   Old Colony, N.A.,        CONTRACT
                                   Trustee of the Market    NUMBER: 30372C-GP1
                                   Value Annuity Trust

                       Surrender Charge Percentage
               (Applied to Market Adjusted Value Surrendered)

Guarantee      Participant's Certificate Years as measured from the

Period         beginning of a Guarantee Period

               1       2      3       4      5       6      7       8

1 Year         1%

2 Years        2%      1%

 3 Years                              3%     2%      1%

4 Years        4%      3%     2%      1%

5 Years        5%      4%     3%      2%     1%

6 Years        6%      5%     4%      3%     2%      1%

7 Years        7%      6%     5%      4%     3%      2%     1%

8 Years        8%      7%     6%      5%     4%      3%     2%      1%

9 Years        8%      7%     6%      5%     4%      3%     2%      1%

10 Years       8%      7%     6%      5%     4%      3%     2%      1%

For renewal guarantee periods, the surrender charge percentages will be based on the lesser of:

        1.     The length of the new guarantee period, or

        2.  The  number  of  years  remaining   until  the  eighth   certificate
anniversary.

There are no surrender charges on the last day of a guarantee period.

There will never be surrender charges beyond the eighth certificate anniversary.

30372C

Guide to Contract Provisions

Definitions

Important words and meanings/Page 4

The Annuity Contract

Entire contract; Modification; Incontestability; Misstatement of birthdate or sex/Page 6

Contractholder and Owner

Contractholder; Owner's rights; Owner's right to examine certificate for 7 days; Change of ownership; /Page 7

Beneficiary and Payments to Beneficiary

Who is the beneficiary; Change of beneficiary; Payments to beneficiary/Page 9

Purchase Payment

Payment of the purchase payment/Page 11

Accumulation Value, Cash Surrender Value, and Market Adjusted Value How the accumulation value is determined; Surrender of the certificate for the cash surrender value; How the market adjusted value is determined; Annual statement of value/Page 12

Annuity Payment Plans

When annuity payments begin; Different ways to receive annuity payments/Page 16

Table of Settlement Rates

Table showing monthly annuity payment amounts for the various plans/Page 18

30372C

Definitions

The following words are used often in this contract. When we use these words, this is what we mean:

the annuitant

The person on whose life monthly annuity payments depend.

owner

The owner of the certificate. The owner may be someone other than the annuitant. The owner is shown in the enrollment application unless the owner has been changed as provided in this contract.

we, our, us

IDS Life Insurance Company

certificate date

It is the date from which  certificate  anniversaries,  certificate  years,  and
certificate  months  are  determined.   The  certificate  date  is  shown  under
certificate data, in the certificate.

certificate anniversary

The same day and month as the certificate date each year that the certificate remains in force.

initial guarantee period

The period during which the initial guarantee rate will be credited. It is shown under certificate data, in the certificate.

initial guarantee rate

The rate of interest credited to the purchase payment as described in the accumulation value section. It is shown under certificate data, in the certificate.

renewal guarantee period

A renewal guarantee period will begin at the end of each guarantee period. It is determined in accordance with the terms of the contract.

renewal guarantee rate

The rate of interest credited to the renewal value as described in the accumulation value section.

renewal date

The first day of a renewal guarantee period. It will always be on a certificate anniversary.

current rate

The applicable interest rate contained in a schedule of rates established by us from time to time for various guarantee periods.

accumulation value

The value of the purchase payment plus interest credited, adjusted for any surrenders.

30372C
market adjusted value

The accumulation value adjusted by the market adjusted value formula.

market value adjustment

The market adjusted value minus the accumulation value.

renewal value

The accumulation value at the end of the guarantee period.

cash surrender value

The market adjusted value less any applicable surrender charge.

written request

A request in writing signed by the owner and delivered to us at our home office.

settlement

The application of the market adjusted value of a certificate to provide annuity payments.

settlement date

The date on which annuity payments are to begin under a certificate. This date may be changed as provided in the contract.

Code

The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of the contract.

IRA

An Individual Retirement Annuity as described in Section 408 of the Code.

30372C

The Annuity Contract

What is the entire contract?

The entire contract consists of this Group Contract, the application of the Group Contractholder, which is attached to the Group Contract, and the enrollment applications. The Group Contract is for the exclusive benefit of the IRA annuitants and beneficiaries.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under the contract. That person must do so in writing. None of our agents or other persons has the authority to change or waive any of our rights or requirements under the contract.

In issuing the certificates, we have relied upon the applications. The statements contained in the applications are, in the absence of fraud, considered representations and not warranties. No statements made in connection with the applications will be used by us to void the contract or to deny a claim unless that statement is part of the applications.

Can this contract be modified?

This contract may be modified at any time by written agreement between the contractholder and us. The modification must be signed by one of our corporate officers (President, Vice President, Secretary or Assistant Secretary). No modification will affect the amount of term of any certificates issued before the effective date of the modification unless it is required to conform the contract to, or give the contractholder the benefit of, any Federal or State statutes.

We reserve the right to modify the contract to the extent necessary to qualify a certificate issued under the contract as an IRA as described in Section 408 of the Code or in any other applicable section of the Code.

When will the certificate become incontestable?

After the certificate has been in force during the annuitant's lifetime for two years from the date of issue, we cannot contest the certificate.

What if the annuitant's birthdate or sex has been misstated?

If the annuitant's birthdate or sex has been misstated, payments under the certificate will be based on what would have been provided at the correct birthdate and sex. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from the future payments.

30372C

What laws govern the contract?

The contract is governed by the law of the state in which it is delivered. The values and benefits of the certificates are at least equal to those required by such state.

Contractholder and Owner

Who is the Group Contractholder?

The group  contractholder  is listed on the  cover  page of this  contract.  The contract provides for a successor contractholder. In the event the contractholder should merge with another corporation, the new corporation would be the group contractholder.

What are the rights of the owners of the certificates?

As long as the annuitant is living and unless otherwise provided in this contract, the owner may exercise all rights and privileges in this contract or allowed by us.

What is the certificate owner's right to examine the certificate for seven days?

If for any reason the owner is not satisfied with the certificate, the owner may return it to us or our agent within seven days after the owner receives it. We will then cancel the certificate and refund all purchase payments the owner made. The certificate will then be considered void from the start.

What are the owner's rights if the owner is a trust or custodial account?

If the owner is a tax qualified trust or tax qualified custodial account, then the owner's trustees or custodians (or their successors) properly named by the trust or custodial agreement may exercise all rights and privileges provided in the certificate or allowed by us. The owner owns the certificate for the exclusive benefit of the annuitant or his or her beneficiary.

Can ownership of the certificate be changed?

The certificate may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as may be required or permitted under
Section 408 of the Code or under any other applicable section of the Code. The owner's interest in the certificate may be transferred to the owner's former spouse, if any, under a divorce decree or written instrument incident to such divorce.

However, if the owner is the trustee of a tax-qualified trust or the custodian of a tax-qualified custodial account, the owner may transfer ownership of the certificate to the annuitant or to a qualified successor trustee or custodian.

30372C

Any permitted transfers must be on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect subject to any action taken or payment made by us before the recording.

Beneficiary and Payments to Beneficiary

What death benefits are paid if the annuitant or certificate owner dies before settlement?

If the annuitant or owner dies before settlement while the certificate is in force, we will pay the beneficiary:

1. the greater of the market adjusted value or the purchase payment adjusted for surrenders (if death occurred before the annuitant's attaining age 75); otherwise

2. the market adjusted value (if death occurred on or after the annuitant's age 75).

The market adjusted value will be determined as of the date on which due proof of death is received at our home office.

The above amount will be payable in a lump sum upon receipt of due proof of death of the annuitant. The beneficiary may elect to receive payment anytime within 5 years after the date of death of the annuitant.

Instead of a lump sum, payment may be made under an annuity payment plan provided amounts are calculated in accordance with the Code and:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2.      payments begin no later than:

        a. one year after the date of death, in the case of a non-spouse beneficiary;

               or

        b. the date on which the annuitant would have attained age 70-1/2 if later than one year after the date of death, in case of a spouse beneficiary; and

3. the plan provides equal or substantially equal payments over a period which does not exceed the life of the beneficiary or the life expectancy of the beneficiary.

In this event, the reference to "annuitant" in the annuity payment plans section will apply to the beneficiary.

30372C

To whom are death benefits payable?

Benefits will be paid equally to all primary beneficiaries surviving the annuitant. If none survive, proceeds will be paid equally to all contingent beneficiaries surviving the annuitant. If no beneficiary survives the annuitant, we will pay the benefits to the owner, if living, otherwise to the owner's estate.

Who is the beneficiary?

The beneficiary or beneficiaries are as named in the enrollment application unless the owner has since changed the beneficiary as provided below. If the beneficiary has been changed, we will pay any benefits in accordance with the owner's last change of beneficiary request.

How does the owner change the beneficiary?

The owner may change the beneficiary any time while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of the owner's request, subject to any action taken or payment made by us before the recording.

What is the spouse's option to continue the certificate?

If the owner's death occurs prior to the settlement date, the owner's spouse, if designated as sole beneficiary, may elect in writing to forego receipt of the death benefit and instead continue the certificate in force as its owner. The election by the spouse must be made within 60 days after we receive due proof of death. In this event, the settlement date may not be later than the April 1 following the calendar year in which the spouse attains age 70-1/2.

What if the annuitant dies after settlement?

If the annuitant dies after settlement, the amount payable, if any, will be as provided in the annuity plan then in effect.

Purchase Payment

What is the purchase payment for a certificate?

The purchase payment for a certificate is shown under certificate data on the certificate. It is a rollover IRA contribution or a combination rollover and active IRA contribution as defined in and limited by the Code. It is payable to us on or before the date we deliver the certificate. It must be paid or mailed to us at our home office or to an authorized agent.

30372C

Accumulation Value
Cash Surrender Value
Market Adjusted Value

How is the accumulation value determined?

On the certificate date the accumulation value of the certificate is the purchase payment. Thereafter interest accrues from day to day for the guarantee periods initially at the rate shown under certificate data in the certificate and later at the renewal rate(s). These rates represent an effective annual yield. At no time while the certificate is in force shall interest accrue at a rate less than 3% compounded annually. The accumulation value will be adjusted for any amounts surrendered.

Are there premium tax charges?

We reserve the right to deduct an amount from the accumulation value of the certificate at the time that any applicable premium taxes not previously deducted are payable.

If a tax is payable at the time of the purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date.

How are renewal guarantee periods determined?

At the end of any guarantee period a renewal guarantee period will begin. We will notify the owner in writing 45 days before the renewal guarantee period. Each renewal guarantee period will be one year unless the owner elects a different length from those offered at the time. We must receive the owner's written request at least 15 days before the renewal date. The renewal guarantee period may never extend beyond the settlement date.

The accumulation value on the renewal date will be equal to the accumulation value at the end of the guarantee period just ending. This value will earn interest at the renewal guarantee rate. Upon written request within 45 days of the renewal guarantee period, we will notify the owner of the renewal guarantee rate then in effect for certificates renewing at that time. The actual renewal guarantee rate will be determined on the renewal date.

What is the market adjusted value and how is it determined?

The market adjusted value is the accumulation value on any date before the end of the current guarantee period adjusted by a formula. The formula adjustment reflects the relationship between:

1. the interest rate we are then crediting for new certificate sales and renewals (Form 30371) for the time remaining in the certificate's current guarantee period; and

2. the guaranteed interest rate applicable to the certificate's current guarantee period.

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

The market adjusted value may be more or less than the accumulation value.

The market adjusted value formula is as follows:

market adjusted value         =       renewal value
                                      (1 + ic + .0025) (N + t)

where:  renewal value         =       the accumulation value at the end of the
                                      owner's current guarantee period.

        N                     =       the number of complete certificate years
                                      to  the  end  of  the  owner's   guarantee
                                      period.

        t                     =       the  fraction  of the  certificate  year
                                      remaining   to  the  end  of  the  owner's
                                      certificate year (for example, if 180 days remain in a 365 day certificate year, t would be .493)

        ic                    =       the current rate offered for new
                                      certificate sales and renewals (Form
                                      30371) for the number of years left in the owner's guarantee period (straight line interpolation between whole year rates).
                                      If N is zero, ic is the rate for one year guarantee periods.

The market value adjustment is as follows:

      market value adjustment  =  market adjusted value  -  accumulation value

There will be no market value adjustment made on the last day of a guarantee period.

Can the owner request surrender of any amounts under the certificate before settlement?

Yes.  By written request to us and subject to the rules below the owner may:

1.      surrender the certificate for the total cash surrender value;

2. partially surrender the certificate for a part of the cash surrender value.

How is the cash surrender value determined?

The cash surrender value is the market adjusted value less a surrender charge. The surrender charge is based on the amount surrendered and the certificate year in which the surrender is made. The schedule of surrender charges is shown under certificate data in the certificate.

30372C

After the first certificate anniversary, surrender charges will not apply to surrenders of amounts totalling up to 10% of the certificate accumulation value as of the last certificate anniversary.

What are the rules for a surrender or partial surrender?

The amount surrendered and any applicable market value adjustment or surrender charge will be deducted from the accumulation value of the certificate on the date of surrender. The owner may surrender all or a portion of the cash surrender value. However the accumulation value that remains after a partial surrender must be at least $2,000. Any partial surrender must be at least $250.

The surrender payment will normally be mailed to the owner within seven days of the receipt of the owner's written request.

Upon surrender of the certificate for the total cash surrender value, the certificate will terminate. We may require that the owner return the certificate to our home office before we pay the total cash surrender value.

Can we delay or suspend payment of a partial or full surrender?

We may defer payment of any partial or full surrender for a period not to exceed 6 months from the date we receive the owner's surrender request or the period permitted by state insurance law, if less. If we defer payment more than 30 days, we will pay annual interest of at least 3% on the amount deferred.

Will the owner receive information about the certificate values?

Yes. Separate records are maintained for the interest of each IRA participant. At least once a year we will send the owner a statement showing both the accumulation value and the cash surrender value of the certificate. The statement will specify the surrender charge and market value adjustment used to determine the cash surrender value. This statement will be based on any laws or regulations that apply.

We will also notify the owner 45 days before the end of a guarantee period concerning renewal periods available and the owner's right to surrender without a market value adjustment on the last day of the guarantee period.

Annuity Payment Plans

When will annuity payments begin?

The first payment will be made as of the settlement date. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that the owner exchange the certificate for a supplemental contract which provides the annuity payments.

30372C

Can the owner change the settlement date?

Yes. The owner must tell us the new date by written request. If the owner selects a new date it must be at least 30 days after we receive the owner's written request at our home office.

The settlement date cannot be later than the later of:

1. the April 1 following the calendar year in which the annuitant attains age

        70-1/2; or

2. such other date, provided the Code allows the owner to satisfy the minimum distribution requirements of Section 408(b)(3) of the Code with respect to the certificate through a means other than settlement of the certificate, including the ability to satisfy such distribution requirements from other individual retirement accounts and/or individual retirement annuities that the owner may own.

Notwithstanding either of the above, the settlement date cannot be later than the later of:

1.      the certificate anniversary nearest the annuitant's 85th birthday; or

2.      the 10th certificate anniversary.

What are the annuity payment plans?

There are different ways to receive annuity payments. We call these plans.

        Plan A - This provides monthly annuity payments for the lifetime of the annuitant. No payments will be made after the annuitant dies.

        Plan B - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten or fifteen years. The owner must select the guaranteed period.

        Plan C - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the market adjusted value applied under this plan by the amount of the monthly annuity payment.

        Plan D - We call this a joint and survivor life annuity. Monthly payments will be paid for the lifetime of the annuitant and a joint annuitant. When either the annuitant or joint annuitant dies we will continue to make monthly payments for the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

30372C

        Plan E - This provides monthly fixed dollar annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

What are the requirements for selecting a plan?

The owner may elect by written notice to us at anytime at least 30 days prior to the settlement date to have the market adjusted value applied on the settlement date to provide:

1. a lump sum payment as a result of a total surrender as provided under the cash surrender value provision of the certificate; or

2. one of the annuity payment plans shown herein. Amounts payable under any such annuity payment plan will be calculated in accordance with the Code. Any such annuity payment plan must be provided:

     a. in equal or substantially equal payments over a period no longer than the life of the annuitant or over the life of the annuitant and a joint annuitant; or

     b. in equal or substantially equal payments over a period which does not exceed the life expectancy of the annuitant, or the life expectancy of the annuitant and a joint annuitant.

     c. in the case of a non-spouse beneficiary, payments must be such that at least 50% of the present value of the certificate is expected to be distributed within the life expectancy of the annuitant.

If at least 30 days before the settlement date we have not received at our home office the owner's written request to select a plan, we will make payments according to plan B with payments guaranteed of 10 years, unless otherwise required by the Code.

If the amount to be applied to a plan is not at least $2,000, or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the cash surrender value.

30372C

Table of Settlement Rates

What will be the amount of the monthly annuity payments?

The amount of each monthly annuity payment for each $1,000 of market adjusted value applied under any payment Plan will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those shown in the table below. The amount of such payments under Plans A, B, and C will depend upon the sex and the adjusted age of the annuitant on the settlement date. The amount of such payments under plan D will depend on the sex and the adjusted age of the annuitant and the joint annuitant on the settlement dates. Adjusted age means the age on the annuitant's nearest birthday minus an "adjustment" based on the calendar year of birth of the annuitant as follows:

        Calendar Year of Annuitant's Birth           Adjustment
        ----------------------------------           ----------
        Prior to 1920                                       0
        1920 through 1924                                   1
        1925 through 1929                                   2
        1930 through 1934                                   3
        1935 through 1939                                   4
        1940 through 1944                                   5
        1945 through 1949                                   6
        1950 through 1959                                   7
        1960 through 1969                                   8
        1970 through 1979                                   9
        1980 through 1989                                   10
        After 1989                                          11

30372C


Amount of Each Monthly Annuity Payment Per $1,000 Applied

      Plan A                   Plan B                Plan C                      Plan D - Joint and Survivor
                                                                                 Adjusted Age of Female Joint Annuitant

      Life         5 Years     10 Years       15 Years      With          Adj.
Adj.  Income       Certain     Certain        Certain       Refund        Male 10 Years 5 Years   Same  5 Years 10 Years
Age*  M      F     M     F     M       F      M       F     M      F      Age* Younger   Younger  Age   Older   Older

-----------------------------------------------------------------------------------------------------------------------------------
55    5.29   4.84  5.26  4.83   5.20   4.80    5.09   4.74   5.05   4.71   55  4.11     4.27     4.45   4.62    4.79
56    5.39   4.92  5.36  4.91   5.29   4.87    5.17   4.81   5.13   4.77   56  4.15     4.32     4.51   4.70    4.88
57    5.49   5.00  5.47  4.99   5.38   4.95    5.25   4.88   5.21   4.85   57  4.19     4.37     4.57   4.77    4.96
58    5.61   5.09  5.58  5.08   5.48   5.03    5.33   4.96   5.30   4.92   58  4.24     4.43     4.64   4.85    5.06
59    5.73   5.19  5.70  5.17   5.59   5.12    5.42   5.04   5.40   5.00   59  4.28     4.49     4.71   4.94    5.16
60    5.86   5.29  5.82  5.27   5.70   5.22    5.51   5.12   5.50   5.09   60  4.34     4.55     4.79   5.03    5.27
61    6.00   5.40  5.96  5.38   5.82   5.32    5.60   5.21   5.60   5.18   61  4.39     4.62     4.87   5.13    5.38
62    6.16   5.52  6.10  5.50   5.95   5.42    5.69   5.30   5.72   5.27   62  4.45     4.69     4.96   5.24    5.50
63    6.32   5.65  6.26  5.62   6.08   5.53    5.79   5.39   5.83   5.37   63  4.51     4.77     5.06   5.35    5.64
64    6.49   5.78  6.42  5.75   6.21   5.65    5.89   5.49   5.96   5.48   64  4.57     4.85     5.16   5.48    5.78
65    6.68   5.92  6.60  5.89   6.35   5.77    5.98   5.58   6.09   5.59   65  4.64     4.94     5.27   5.61    5.93
66    6.88   6.08  6.78  6.03   6.50   5.90    6.08   5.69   6.23   5.71   66  4.71     5.03     5.38   5.75    6.09
67    7.09   6.24  6.98  6.19   6.65   6.04    6.18   5.79   6.38   5.83   67  4.79     5.13     5.51   5.90    6.27
68    7.31   6.42  7.18  6.36   6.81   6.19    6.28   5.90   6.53   5.97   68  4.87     5.24     5.64   6.06    6.46
69    7.56   6.61  7.40  6.54   6.97   6.34    6.37   6.01   6.69   6.11   69  4.96     5.35     5.78   6.24    6.66
70    7.82   6.81  7.64  6.74   7.14   6.50    6.47   6.12   6.86   6.26   70  5.06     5.47     5.94   6.43    6.87
71    8.09   7.04  7.88  6.95   7.31   6.67    6.55   6.22   7.04   6.42   71  5.16     5.60     6.10   6.63    7.11
72    8.39   7.28  8.14  7.17   7.48   6.84    6.64   6.33   7.23   6.59   72  5.26     5.74     6.28   6.84    7.36
73    8.71   7.54  8.41  7.41   7.65   7.02    6.72   6.44   7.43   6.77   73  5.38     5.89     6.47   7.08    7.62
74    9.05   7.83  8.70  7.67   7.83   7.21    6.80   6.54   7.64   6.97   74  5.50     6.05     6.68   7.33    7.91
75    9.41   8.14  9.00  7.95   8.00   7.40    6.87   6.64   7.86   7.17   75  5.63     6.22     6.90   7.60    8.22

*Adjusted age of annuitant.  M = Male   F = Female

The table above is based on the "1983 Individual Annuitant Mortality Table A" assuming an interest rate of 4% per year compounded annually. Settlement rates for any age, or any combination of age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. Such rates will be furnished by us upon request. Amounts shown in the table below are based on an assumed interest rate of 4% per year compounded annually.

Plan E - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
     Years               Monthly             Years               Monthly             Years        Monthly
     Payable             Payment             Payable             Payment             Payable      Payment
     -------             -------             -------             -------             -------      -------
       10                  $10.06            17                  $6.71               24           $5.35
       11                    9.31            18                   6.44               25            5.22
       12                    8.69            19                   6.21               26            5.10
       13                    8.17            20                   6.00               27            5.00
       14                    7.72            21                   5.81               28            4.90
       15                    7.34            22                   5.64               29            4.80
       16                    7.00            23                   5.49               30            4.72


30372C

                           APPOINTMENT OF AND ACCEPTANCE
                                AS SUCCESSOR TRUSTEE

     THIS APPOINTMENT OF AND ACCEPTANCE AS SUCCESSOR TRUSTEE, made and dated as of the 27th day of March, 1991, by and among BANK OF NEW ENGLAND-OLD COLONY, N.A. ("Old Trustee"), CITIZENS TRUST COMPANY ("New Trustee") and IDS LIFE INSURANCE COMPANY ("Settlor");

     WHEREAS, Old Trustee currently is acting as Trustee for the benefit of Settlor pursuant to the:

     Trust u/a IDS Life Insurance Company dated November 20, 1990 k/a The Market Value Annuity Group Trust

between Old Trustee and the Settlor (the "Trust Agreement"); and

     WHEREAS, Old Trustee, pursuant to said Trust Agreement, has resigned as Trustee, and

     WHEREAS, Settlor desires that New Trustee replace Old Trustee as Trustee.

     NOW, THEREFORE, it is agreed as follows:

     1. Settlor hereby appoints New Trustee, or if required by said Trust Agreement, Settlor recommends that Old Trustee hereby designate New Trustee as Successor Trustee under the Trust Agreement and Old Trustee in response to this recommendation designates CITIZENS TRUST COMPANY.

     2. New Trustee, in accordance with the provisions of said Trust Agreement, hereby agrees to said appointment as Successor Trustee and accepts the duties, trusts and responsibilities of the Trustee under the Trust Agreement, but shall not be responsible for any action or any failure to take action of Old Trustee under the Trust Agreement prior to the date hereof.

     3. Old Trustee hereby assigns, transfers and conveys unto New Trustee, as successor Trustee under the Trust Agreement, without warranty and without recourse, all right, title and interest of Old Trustee in, to and under any and all policies, contracts, instruments and other property, tangible as well as intangible, held by Old Trustee under said Trust Agreement.

     4. Old Trustee agrees that as of the effective date of this appointment and acceptance Old Trustee's authority to act as Trustee under the Trust Agreement hereby ceases and terminates and Old Trustee shall execute, acknowledge and deliver such instruments of conveyance, and further assurance and do such other things as may reasonably be required for fully and certainly vesting and confirming in the New Trustee all the trusts, powers and duties under the Trust Agreement and property held by Old Trustee under the Trust Agreement and (after payment of or reservation for its fees, and expenses as Trustee,) shall pay over, assign, and deliver to the New Trustee any money or other property subject to the trusts and conditions of the Trust Agreement.

30372C

     5. Old Trustee is released from further responsibility under the Trust Agreement.

     6. This Appointment and Acceptance shall be effective on March 27, 1991.

     IN WITNESS WHEREOF, the undersigned have caused this Appointment and Acceptance to be executed on their behalf.

CITIZENS TRUST COMPANY Agent for

BANK OF NEW ENGLAND - OLD COLONY,                     IDS LIFE INSURANCE
N.A                                                   COMPANY
              Old Trustee                                      Settlor

BY: /s/ Jim M. Nagle  3/27/91                     BY:  /s/ Roger P. Husemoller
                                                           Roger P. Husemoller

TITLE:   Authorized Officer                       TITLE:   Vice President -
                                                         ------------------
                                                           Institutional
                                                           Insurance Products

CITIZENS TRUST COMPANY

         New Trustee
BY: /s/ Richard S. Moore

TITLE:  Vice President

30372C

                       APPLICATION FOR GROUP ANNUITY CONTRACT

1.  Full legal name of Applicant-Contractholder:  Bank of New England -

    Old Colony, N.A.,
Trustee

    Principal Office  58 Weybosset Street, Providence, Rhode Island 02940-9666

            (Street)                (City)           (State)            (Zip)

2.     Nature  of  Business  Trustee  under  Trust
       Agreement dated November 20, 1990 by and between IDS Life Insurance Company and Bank of New England - Old Colony, N.A.

3.     Eligibility Requirements Refer to
       eligibility requirements detailed
       on the back of this application.

4.  Requested Effective Date  November 23, 1990

5.  Remarks:  This group annuity contract is to be issued on an 'IRA' basis
                      Form 30372C

Receipt of a current annuity prospectus is acknowledged.

Dated at   Providence  , State of   Rhode Island  ,

Date   November 23  , 1990 .

Witness /s/ Joanne Chaco'n   Applicant  Bank of New England - Old Colony, N.A.
                                                              Trustee

                              by  /s/  Jim M. Nagle
                           Title    Private Banking Officer II

30364

ELIGIBILITY REQUIREMENTS

Participating Groups:

Any group may be included under the Contract as a Participating Group upon agreement between IDS Life, the Contractholder and the Group; provided that such inclusion is not contrary to any applicable laws or regulations. Such inclusion shall be as evidenced by a Participating Group's application.

The Contractholder may act for and on behalf of any and all of the Participating Groups in all matters pertaining to the Contract; and every act taken by the Contractholder, or notice given by IDS Life to the Contractholder or by the Contractholder to IDS Life, shall be binding on all Participating Groups.

Eligible Persons:

Each eligible Participant of a Participating Group, as defined in the Participating Group's Application, and any other person who becomes a Member of the Trust held by the Contractholder is eligible to apply for annuity benefits under the Contract if, at the time of application, he or she: is within the eligibility age limits established by IDS Life for those applying; is a resident or citizen of the United States of America; and is not a resident of Puerto Rico, a foreign country or a place which will not allow IDS Life to offer annuity benefits under the Contract.

30364